                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549



                                 SCHEDULE 13G

                                (Rule 13d--102)



                INFORMATION TO BE INCLUDED IN STATEMENTS FILED

               PURSUANT TO RULES 13d-1(b) AND (c) AND AMENDMENTS
                      THERETO FILED PURSUANT TO 13d-2(B)


                             (Amendment No. N/A)1/
                                            ---



                        DECATUR FIRST BANK GROUP, INC.
                        ------------------------------
                               (Name of Issuer)



                                 Common Stock
                                 ------------
                        (Title of Class of Securities)



                                   243100104
                             --------------------
                                (CUSIP Number)



                                April 30, 1998
                                --------------
            (Date of Event Which Requires Filing of this Statement)




Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

  [_] Rule 13d-1(b)

  [X] Rule 13d-1(c)

  [_] Rule 13d-1(d)



1/The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

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                                 SCHEDULE 13G
  CUSIP NO. 243100104
            ---------
===============================================================================
      NAMES OF REPORTING PERSONS.
 1    I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).

      Mary Bobbie Bailey

------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
 2                                                              (a) [_]
                                                                (b) [_]
      N/A
------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      United States

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF                75,690

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                              0
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING                 75,690

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8        0

------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
           75,690
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
10    (SEE INSTRUCTIONS)
                                                                    [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11
           8.0%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
12
           IN
==============================================================================


                                  Page 2 of 5



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Item 1(a).  Name of Issuer:

  Decatur First Bank Group, Inc.


Item 1(b).  Address of Issuer's Principal Executive Offices:

  1120 Commerce Drive
  Decatur, Georgia 30030


Item 2(a).  Name of Person Filing:

  Mary Bobbie Bailey


Item 2(b).   Address of Principal Business Office or, if None, Residence:

  239 15th Street
  Atlanta, Georgia 30309


Item 2(c).  Citizenship:

  United States


Item 2(d).  Title of Class of Securities:

  Common Stock, $5.00 par value


Item 2(e).  CUSIP Number:

  243100104


Item 3. If this statement is filed pursuant to Rules 13d-1(b), or 13d-2(b), check whether the person filing is:


  N/A


Item 4.  Ownership as of December 31, 1998

  (a)  Amount beneficially owned:  75,690

  (b)  Percent of class:  8.0%

  (c)  Number of shares as to which such person has

       (i)   sole power to vote or direct the vote:  75,690

       (ii)  shared power to vote or direct the vote:  0

       (iii) sole power to dispose or to direct the disposition of:  75,690

       (iv)  shared power to dispose or direct the disposition of:  0


Item 5.  Ownership of Five Percent or Less of a Class:

  N/A


Item 6.  Ownership of More than Five Percent on Behalf of Another Person:

  N/A

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Item 7.  Identification and Classification of the Subsidiary Which Acquired
         the Security Being Reported on by the Parent Holding Company:

  N/A


Item 8.  Identification and Classification of the Members of the Group:

  N/A


Item 9.  Notice of Dissolution of Group:

  N/A


Item 10. Certification:

  By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                  Page 4 of 5
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                                 SIGNATURE



  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



                                Date:      February 10, 1999
                                     ---------------------------------


                                Signature: /s/ Mary Bobbie Bailey
                                          ----------------------------


                                Name:      Mary Bobbie Bailey
                                     ---------------------------------

                                  Page 5 of 5